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FOR IMMEDIATE RELEASE

ALLIANCE BANCORP ANNOUNCES CASH DIVIDEND OF 14 CENTS PER SHARE


Hinsdale, Illinois June 17, 1999, Alliance Bancorp (Nasdaq:ABCL), the holding company for Liberty Federal Bank, today announced a cash dividend of $0.14 per share, payable on July 14, 1999, to holders of its common stock as of the record date of June 30, 1999.

Russell 3000 Index
Alliance also announced that a preliminary determination has been made by the Frank Russell Company to add Alliance Bancorp Common Stock to the Russell 3000 Index, the highly respected index of top U.S. small-capitalization stocks. The Russell 3000 Index is compiled by the Frank Russell Company, one of the world's leading asset consulting and investment management firms, providing investment advice, analytical tools and funds to institutional and individual investors in more than 25 countries. More than $100 billion is invested in index funds that use Russell's U.S. stock indeces as their model.

"We are pleased to have the distinction of being included in the Russell 3000 Index consideration," Kenne P. Bristol, President and Chief Executive Officer of Alliance Bancorp stated. "The intention to include Alliance Bancorp in the Russell Indexes is a reflection of the Company's performance and attractive future prospects."

Liberty  Federal  Bank  is  a  community-oriented   financial  services  company
operating 20 retail banking offices in Chicago and surrounding suburbs.

The company's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: ABCL.

For more information contact:

Richard A. Hojnicki
Executive Vice President
  and Chief Financial Officer
(630) 794-8758